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                         [BOWNE & CO., INC. LETTERHEAD]

                                  Contacts:       Robert M. Johnson
                                                  Chairman and CEO
                                                  Bowne & Co., Inc.
                                                  212-924-5500

For Immediate Release                             David Rosenstein
                                                  Dir., Corporate Communications
                                                  212-229-7224

                BOWNE & CO., INC. ADOPTS SHAREHOLDER RIGHTS PLAN

NEW YORK, January 31 -- Bowne & Co., Inc. (ASE:BNE) announced today that its Board of Directors has adopted a Shareholder Rights Plan. The Rights provide protection against coercive or unfair takeover tactics, and should encourage anyone seeking to acquire the Company to negotiate with the Board first. The Rights Plan was not adopted in response to any known effort to acquire the Company. The Rights Plan is similar to plans adopted by many public companies and should provide a sound and reasonable means of safeguarding the interests of all shareholders should an effort be made to acquire the Company at a price not reflective of its fair value.

In connection with the adoption of the Rights Plan, the Board declared a dividend of one Preferred Share Purchase Right for each outstanding share of the Company's Common Stock. Each Right, which is not presently exercisable, entitles the holder to purchase one one-thousandth of a share of the Company's newly designated Series B Junior Participating Preferred Stock at an exercise price of $125. In the event that any person acquires 20% or more of the outstanding shares of the Company's Common Stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Common Stock having a market value equal to two times the exercise price.

The distribution of the Rights will be made on February 10, 1997, to shareholders of record at the close of business on that date. The Rights will expire on January 30, 2007. The Rights distribution is not taxable to shareholders.

Details of the Rights distribution are contained in a letter which is being mailed to all shareholders of the Company.

Bowne & Co., Inc., established in 1775, is the world's largest financial printer.

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